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                                                                   EXHIBIT 99.11


                                BROWN & WOOD LLP

                             ONE WORLD TRADE CENTER
                         NEW YORK, NEW YORK 10048-0557

                            TELEPHONE:  212-839-5300
                            FACSIMILE:  212-839-5599

                                              November  9, 1999

MuniYield Pennsylvania Fund
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Ladies and Gentlemen:

     We have acted as counsel for MuniYield Pennsylvania Fund (the "Fund") in connection with the proposed acquisition by the Fund of substantially all of the assets and the assumption by the Fund of substantially all of the liabilities of MuniVest Pennsylvania Insured Fund ("MuniVest Pennsylvania") and MuniHoldings Pennsylvania Insured Fund ("MuniHoldings Pennsylvania"), in exchange for newly-issued common shares of beneficial interest and auction market preferred shares of the Fund (collectively the "Reorganization"). This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (File No. 333-88395) (the "Registration Statement"), relating to common shares of beneficial interest, par value $.10 per share, and auction market preferred shares of the Fund, par value
$0.05 per share (the "Shares"), to be issued in the Reorganization.

     As counsel for the Fund, we are familiar with the proceedings taken by it and to be taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Declaration of Trust of the Fund, as amended, the By-Laws of the Fund, as amended, and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization between the Fund, MuniVest Pennsylvania and

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MuniHoldings Pennsylvania set forth in the joint proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable common shares or auction market preferred shares, as the case may be, of the Fund (except for certain possible liability of shareholders described in the Proxy Statement and Prospectus under "Item 1. The Reorganization - Comparison of the Funds - Capital Shares").

     In rendering the foregoing opinions, we have relied, without independent investigation or verification, as to all matters involving the laws of the Commonwealth of Massachusetts, upon the opinion of Bingham Dana LLP.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                              Very truly yours,

                                              /s/ Brown & Wood LLP

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